UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 9, 2013

TRAILBLAZER RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52397	88-0409170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Grant Morris Dodds, 2520 St Rose Parkway, Suite 319, Henderson NV 89074
 (Address of principal executive offices) (Zip Code)

(800) 787-5439
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 9, 2013, Trailblazer Resources, Inc. (“Trailblazer”) executed an asset acquisition agreement with Solus Industries, LLC, a Minnesota limited liability company (“Solus”), whereby Trailblazer will purchase the assets of Solus, including all intellectual property assets known as Solus Intel.  Trailblazer would not assume any of Solus’ liabilities under the agreement, including any responsibility for any future litigation.

Under the September 9th agreement, Trailblazer would issue to Solus a total of 20,000,000 shares of newly-issued common stock, representing 41.4% of Trailblazer’s then outstanding shares.  These shares will not have been registered under the Securities Act of 1933.  Solus management and founding shareholders would have an additional restriction that prohibits registration of the shares until the resulting company is both a fully reporting company listed on the NASDAQ Capital Markets exchange and is EBITDA-positive.

The agreement further caps management compensation and sales commissions of key Solus employees at existing levels until Trailblazer achieves positive cash flow.

Trailblazer has agreed to provide, by September 19, 2013, $190,000 of preliminary bridge capital to Solus and advance the funding necessary to start the development of the next generation of the Solus Intel platform.  The $190,000 bridge loan will be secured by the intellectual property of Solus.  A second tranche of $250,000 funding is to be provided within ten days following the closing of the acquisition.

The agreement also contemplates that upon closing, the Trailblazer board of directors will consist of five members with staggered terms, two of which will be designated by Solus, with the remaining three members to be designated by Trailblazer.

Trailblazer has entered into this asset acquisition agreement based on Solus’ representations that it is a privately-held company organized under the laws of the State of Minnesota with a ten-year operating history, and that it has developed and deployed a proven business model that leverages Solus’ proprietary 35-million datapoint database of system performance intelligence on commercial roofing, heating/ventilation/air-conditioning (“HVAC”) and refrigeration systems to deliver to commercial customers a guaranteed minimum 10% reduction in facilities maintenance spend relative to these systems.

Solus also represents that its business model represents a virtual roll-up of the facilities maintenance industry, with service providers across the country joining the Solus network (following certification) and paying substantial recurring subscription fees for access to SOLUS’ growing intelligence database, proprietary analytic models and facilities maintenance programs.  SOLUS represents that its model is designed to reduce customer risk associated with poor system repair diagnostics and logistical inefficiencies, allowing Solus to pre-identify the optimal solution and deliver to the customer’s site the right service provider with the right parts and the right know-how in a timely fashion.  SOLUS further represents that it can exercise real-time oversight of the work of Solus’ services providers and share that oversight with full transparency to the customer.  Solus represents that its business model provides a significant Software-As-A-Service (“SaaS”) -like character to the SOLUS’ financial performance, enhancing its desirability to TBLZ shareholders.”

Solus represents that it has held operational contracts with a number of customers, including Albertson’s, Home Depot, Target Stores and FedEx, among others, and that it has operational contracts as well as contingent and potential contracts and relationships sufficient to fund current annual operating

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expenses.  Solus also represents that Solus requires additional capital in order to deliver full value to its members as well as recruit and retain public-company management expertise.

The agreement is contingent on approval by the Solus’ members, and requires such approval by September 10, 2013.  The agreement is also contingent on the satisfactory completion of due diligence by Trailblazer.  The agreement provides for completion of due diligence by September 27, 2013 and closing of the asset acquisition on or before November 15, 2013.  The agreement anticipates that Trailblazer will change its name to Solus Corporation at or shortly after the closing of the asset acquisition transaction.

The summary of the agreement described above does not purport to be complete and is qualified in its entirety by reference to the full text of this document, which is attached hereto as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01             Financial Statements and Exhibits.

Exhibit No.	Document
2.1	Letter agreement between Trailblazer Resources, Inc. and Solus Industries, LLC dated September 9, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAILBLAZER RESOURCES, INC.
September 9, 2013	By: /s/ Samuel W. Fairchild
Samuel W. Fairchild
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Document
2.1	Letter agreement between Trailblazer Resources, Inc. and Solus Industries, LLC dated September 9, 2013

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